UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FERO INDUSTRIES, INC.

 (Exact name of registrant as specified in its charter)

Colorado	000-53337	01-0884561
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
2010 Share Incentive Plan (Full Title of Plan)
254-16 Midlake Blvd. SE Calgary, AB T2X 2X7, Canada
(Address of principal executive offices)
(403) 827-7936
(Registrant’s Telephone Number) with a copy to: Carrillo Huettel, LLP 3033 Fifth Ave. Suite 201 San Diego, CA 92103 Telephone (619) 399-3090 Telecopier (619) 330-1888

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	6,000,000	$0.04	$240,000	$17.11

(1)

This Registration Statement also covers such indeterminate number of shares of common stock as

may be issuable from time to time in respect of stock splits, stock dividends and similar   transactions as contemplated by Rule 416 under the Securities Act of 1933, as amended, and the   anti-dilution provisions of the Registrant’s 2010 Share Incentive Plan.

(2)

Pursuant to Rule 457 of the Securities Act of 1933, as amended, the proposed maximum offering price per share is estimated solely for the purpose of computing the registration fee and is based on the closing price of the common stock as last reported on the Over-the-Counter Bulletin Board (the “OTCBB”).  Our Common Stock is listed on the Over-the-Counter Bulletin Board, also called the OTCBB, under the trading symbol “FROI.”  On September 16, 2010, the closing sales price of the common stock, as reported on the OTCBB, was $0.04.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)

The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)

The description of the securities contained in the Registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

 Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Carrillo Huettel, LLP, has opined as to the legality of the securities being offered by this registration statement. Mr. Carrillo and Mr. Huettel shall each be granted 750,000 shares of our Common Stock at $0.04 per share for past legal services rendered to the Company. The Company has accrued, through the date of this Registration Statement, legal fees which the Company and Carrillo Huettel, LLP, agreed to convert into shares of the Company’s Common Stock. Carrillo Huettel, LLP, continues to handle all facets of the Company’s legal affairs. Messrs. Carrillo and Huettel will likely continue to receive payment in shares so long as such services qualify on a going forward basis until otherwise agreed.

Item 6. Indemnification of Directors and Officers.

Sections 7-109-102 and 7-109-107 of the Colorado Business Corporation Act (the “CBCA”) provide that a Colorado corporation may indemnify a person made party to a proceeding, because the person is or was a director or officer of the corporation, against liability incurred in the proceeding if: (i) the person's conduct was in good faith; (ii) the person reasonably believed: (A) in the case of conduct in an official capacity with the corporation, that such conduct was in the corporation's best interests; and (B) in all other cases, that such conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, the person had no reasonable cause to believe the person's conduct was unlawful. Section 7-109-102 of the CBCA also provides that a corporation may not indemnify a director or officer under that section in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation; or in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director or officer was adjudged liable on the basis that the director or officer derived an improper personal benefit. The Company’s Bylaws contain a provision providing for the indemnification of the Registrant’s directors and officers under the circumstances and subject to the limitations specified in Sections 7-109-102 and 7-109-107 of the CBCA.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

1.

Item 512(a) of Regulation S-K.  The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and,

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

Item 512(b) of Regulation S-K.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary Alberta, Canada, on this 17th day of September, 2010.

FERO INDUSTRIES, INC.

By:	/s/ Kyle Schlosser
Kyle Schlosser
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Fero Industries, Inc. hereby severally constitute and appoint Kyle Schlosser, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Fero Industries, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Kyle Schlosser Kyle Schlosser	President and Chief Executive Officer	September 17, 2010

/s/Leigh-Ann Squire Leigh-Ann Squire	Chief Financial Officer, Secretary & Treasurer	September 17, 2010

/s/Luis Manuel Ornelas Lopez Luis Manuel Ornelas Lopez	Director	September 17, 2010

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit
3.01	Articles of Incorporation (1)
3.01a	Amended Articles of Incorporation(2)
3.01b	Amended Articles of Incorporation(2)
3.02	Bylaws(1)
4.01	2010 Share Incentive Plan(3)
4.02	Sample Qualified Stock Option Grant Agreement(3)
4.03	Sample Non-Qualified Stock Option Grant Agreement(3)
4.04	Sample Performance-Based Award Agreement(3)
5.01	Opinion of Carrillo Huettel, LLP(3)
23.01	Consent of Madsen & Associates CPA’s, Inc. (3)
23.02	Consent of Carrillo Huettel, LLP (included in Exhibit 5.01) (3)

(1)	Incorporated by reference to our Registration Statement Form SB-2 filed with the SEC on October 23, 2007.
(2)	Incorporated by reference to our Form 8-K filed on July 9, 2010.
(3)	Filed herewith.